Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RiceBran Technologies
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-196541, 333-196950 and 333-199646) and on Form S-8 (Nos. 333-110585, 333-135814 and 333-199648) of RiceBran Technologies (the Company) of our report dated March 31, 2015, with respect to our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended which is included in this Form 10-K of RiceBran Technologies for the year ended December 31, 2014.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Marcum, LLP
Marcum, LLP
New York, NY

March 31, 2015